Exhibit 99.1
FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2014 FIRST QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – May 30, 2013 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today reported financial results for the fiscal 2014 first quarter ended April 30, 2013.

Total revenue was $61.9 million for the fiscal 2014 first quarter, compared with $63.7 million for the fiscal 2013 first quarter. Revenue was lower than expected and was impacted by higher than anticipated On Demand transactions, which typically do not produce revenue in the quarter in which they are closed, as well as accounting related to the timing of revenue recognition.

License revenue totaled $6.2 million for the first quarter of fiscal 2014, versus $7.9 million last year.  Maintenance and other revenue rose to $35.2 million, from $34.5 million for the same period last year.  Subscription revenue, which includes QAD’s On Demand deployment option, grew to $4.0 million, up from $3.2 million for last year’s first fiscal quarter.  Professional services revenue equaled $16.5 million, versus $18.1 million for the first quarter of fiscal 2013; last year’s results included the one-time recognition of $1.3 million of professional services related to one customer.  Revenue related to DynaSys and CEBOS, which were acquired in fiscal 2013, totaled $2.0 million.

Net loss for the fiscal 2014 first quarter was $1.3 million, or $0.08 per Class A share and $0.07 per Class B share.  Net income for the fiscal 2013 first quarter was $1.8 million, or $0.12 per diluted Class A share and $0.10 per diluted Class B share.

“We made important progress during the quarter signing new On Demand deals, a continuing strategic focus.  We also reinforced customer engagement at our recent Explore customer conference,” said Karl Lopker, Chief Executive Officer of QAD.  “We are continuing to focus on our strategic initiatives while maintaining stringent cost controls given our first quarter results.”

Gross profit for the fiscal 2014 first quarter equaled $33.3 million, or 54 percent of total revenue, compared with $37.1 million, or 58 percent of total revenue, for the fiscal 2013 first quarter.

Total operating expenses were $35.0 million, or 57 percent of total revenue, for the fiscal 2014 first quarter, versus $33.1 million, or 52 percent of total revenue, for the same quarter last year.  Cost of revenue and operating expenses related to DynaSys and CEBOS totaled $3.3 million.

Operating loss for the first quarter of fiscal 2014 was $1.7 million, which included $900,000 in stock compensation expense. For the first quarter of fiscal 2013, operating income was $4.0 million, including $1.0 million in stock compensation expense.

QAD Inc.
2-2-2

QAD’s cash and equivalents balance increased to $73.8 million at April 30, 2013, from $65.0 million at January 31, 2013.  Cash provided by operations was $12.3 million for the first quarter of fiscal 2014, versus $5.1 million for the same quarter last year.

During the first quarter of fiscal 2014, QAD purchased 45,000 Class A shares of its common stock at an average price of $13.34 per share, and 8,000 Class B shares at an average price of $12.02 per share, for a total expenditure of approximately $700,000.  The previously authorized one million share repurchase program has been concluded.

During the fiscal 2014 first quarter, QAD paid quarterly dividends totaling $1.1 million, of which $900,000 was paid in cash and the remainder in common stock.

2014 First Quarter Highlights:

•
Received orders from 17 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including two orders in excess of $1.0 million;

•
Received license or On Demand orders from companies across QAD’s six vertical markets, including: Bosch Group, Dana Corporation, DS Smith Plc, Energizer Holdings, Inc., Honeywell, Kuhn SA, Laerdal Medical A/S, Mauser-Werke GmBH, PFD Food Service Pty Ltd and Saft;

•	Launched QAD Enterprise Applications 2013, the latest release of the company’s core product;
•	Introduced QAD Managed EDI, a new cloud-based managed service to address the needs of companies transacting via Electronic Data Interchange (EDI);
•	Augmented the company’s mobile offerings and expanded the QAD Mobile Framework; and
•	Subsequent to the end of the quarter, QAD held its annual customer conference, Explore 2013, in San Antonio, Texas, hosting more than 650 attendees.

Business Outlook
For the second quarter of fiscal 2014, QAD anticipates total revenue of approximately $64 million and earnings of approximately breakeven.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2014 first quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-234-9959 (international).  A replay of the call will be accessible through June 6, 2013 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 282807.

QAD Inc.
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About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life sciences products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2013 ended January 31, 2013, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended April 30,
	2013	2012
Revenue:
License fees	$6,218	$7,865
Maintenance and other	35,201	34,520
Subscription fees	4,042	3,223
Professional services	16,466	18,100
Total revenue	61,927	63,708
Cost of revenue:
License	955	881
Maintenance, subscription and other	11,062	10,000
Professional services	16,608	15,738
Total cost of revenue	28,625	26,619
Gross profit	33,302	37,089
Operating expenses:
Sales and marketing	16,056	15,496
Research and development	10,845	9,534
General and administrative	7,946	8,105
Amortization of intangibles from acquisitions	176	-
Total operating expenses	35,023	33,135
Operating (loss) income	(1,721)	3,954
Other (income) expense:
Interest income	(97)	(163)
Interest expense	203	286
Other (income) expense, net	(273)	446
Total other (income) expense, net	(167)	569
(Loss) income before income taxes	(1,554)	3,385
Income tax (benefit) expense	(291)	1,541
Net (loss) income	$(1,263)	$1,844

Diluted Net (Loss) Income per Share
Class A	$(0.08)	$0.12
Class B	$(0.07)	$0.10

Diluted Weighted Shares
Class A	12,429	13,212
Class B	3,145	3,287

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 30,	January 31,
	2013	2013
Assets
Current assets:
Cash and equivalents	$73,781	$65,009
Accounts receivable, net	43,264	72,564
Deferred tax assets, net	4,415	4,414
Other current assets	15,184	13,806
Total current assets	136,644	155,793

Property and equipment, net	32,531	32,526
Capitalized software costs, net	3,929	4,180
Goodwill	11,372	11,412
Long-term deferred tax assets, net	16,937	16,431
Other assets, net	5,224	5,606

Total assets	$206,637	$225,948

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$376	$372
Accounts payable and other current liabilities	34,776	43,952
Deferred revenue	92,653	101,193
Total current liabilities	127,805	145,517

Long-term debt	15,377	15,474
Other liabilities	6,967	6,759

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	150,460	149,777
Treasury stock	(31,349)	(31,093)
Accumulated deficit	(54,978)	(52,468)
Accumulated other comprehensive loss	(7,663)	(8,036)
Total stockholders' equity	56,488	58,198

Total liabilities and stockholders' equity	$206,637	$225,948

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2013	2012

Net cash provided by operating activities	$12,273	$5,087

Cash flows from investing activities:
Purchase of property and equipment	(1,130)	(685)
Capitalized software costs	(54)	(105)
Other, net	4	1
Net cash used in investing activities	(1,180)	(789)

Cash flows from financing activities:
Repayments of debt	(94)	(80)
Tax payments, net of proceeds, related to stock awards	(133)	(338)
Excess tax benefits from share-based payment arrangements	51	51
Repurchase of stock	(686)	(1,791)
Dividends paid in cash	(947)	(948)
Net cash used in financing activities	(1,809)	(3,106)

Effect of exchange rates on cash and equivalents	(512)	234
Net increase in cash and equivalents	8,772	1,426
Cash and equivalents at beginning of period	65,009	76,927
Cash and equivalents at end of period	$73,781	$78,353